UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Soliciting Material Under Rule 14a-12

TS&W / CLAYMORE TAX-ADVANTAGED BALANCED FUND
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC
WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.
ARTHUR D. LIPSON
BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.
BENCHMARK PLUS PARTNERS, L.L.C.
BENCHMARK PLUS MANAGEMENT, L.L.C.
ROBERT FERGUSON
SCOTT FRANZBLAU
NEIL CHELO
ROBERT A. WOOD

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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2

Western Investment LLC (“Western Investment”), together with the other Participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of trustee nominees at the next meeting of shareholders (the “Annual Meeting”) of TS&W/Claymore Tax-Advantaged Balanced Fund (the “Fund”).  Western Investment has made a definitive filing with the SEC of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of trustee nominees at the Annual Meeting.

Item 1:  On July 8, 2010, Western Investment issued the following press release:

RiskMetrics Group Supports Western Investment
Nominee for Board at TS&W/Claymore Tax-Advantaged Balanced Fund

Leading Independent Proxy Voting Advisory Firm Recommends Fund Shareholders Vote the GOLD Proxy Card to Elect Neil Chelo as Trustee and in Support of Western Investment's Proposal to Declassify the Board

NEW YORK, Western Investment LLC today announced that RiskMetrics Group/ISS, a leading proxy advisory service that provides analyses and vote recommendations to major institutional investors worldwide, has recommended that TYW shareholders vote on the GOLD proxy for Western Investment's nominee, Neil Chelo, and for Western Investment's proposal to declassify the Board so that all directors face election annually instead of every three years. Western Investment also encourages all preferred shareholders to vote for Western Investment's preferred share nominee, Robert A. Wood, on the GOLD proxy.

Specifically, RiskMetrics/ISS believes that "Western's nominee deserves an opportunity to focus more on adding value to the Fund through the authorization of an accretive program of share repurchases when the Fund's discount to NAV rises above a set value between 3%-5%."

In reaching its conclusion, RiskMetrics/ISS pointed to TYW's "wide discount compared to its benchmark index" and noted that "[s]ince the Fund's inception, the Fund's share price has for the most part traded at a greater discount to its per share NAV than all leveraged equity closed-end funds and leveraged non-insured US national muni closed-end funds." (emphasis added).  Additionally, in discussing Western Investment's trustee nominee, Neil Chelo, RiskMetrics/ISS noted that Mr. Chelo's "diverse background and board experience" may provide a "fresh perspective to board deliberations."

In supporting Western Investment's proposal to declassify the Board, RiskMetrics/ISS agreed with Western Investment, stating that "the only real motive for implementing a [classified board] is to make it more difficult to change control of the board."  Additionally, in reaching its conclusion, RiskMetrics/ISS highlighted the fact that "empirical evidence has suggested that [a classified board] is not in shareholders' best interests from a financial perspective."

Art Lipson, Managing Member of Western Investment, stated, "We are gratified for RiskMetrics' support and the fact that they realize the importance of accountability to shareholders in both of their recommendations.  This Board has chosen to maximize fees for Claymore at the expense of shareholder returns for far too long."

Mr. Lipson concluded, "This Board's failures are not limited to the Fund's poor performance and excessive discount.  To date, the Board has failed to address with shareholders the tax cuts relating to dividend income on which the Fund's investment strategy depends.  Frankly, we would like to know whether the Board has a plan with respect to this crucial issue.  We are also disturbed by the Board's failure to address the Fund's financial incentive to over-leverage.  Due to this Board's inability to manage the Fund's leverage, shareholders are left paying for additional risk without receiving the full and fair benefit of the reward.  We believe shareholders deserve a board that will take steps to address these important issues."

Western Investment sincerely appreciates the support it has received so far, and urges ALL TYW shareholders to support Western Investment's nominee on the GOLD proxy today.  Shareholders needing assistance in voting their shares should contact Western Investment's proxy solicitor, InvestorCom, Inc. at (877) 972-0090.

Contact:
InvestorCom, Inc.
John Glenn Grau, (877) 972-0090
Western Investment LLC
Arthur D. Lipson, 801-942-7803
info@FixMyFund.com